SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                      American Bank Note Holographics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    024490104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   024490104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [_]
                                                                   (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     2,156,000

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     2,156,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,156,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No.   024490104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Associates, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [_]
                                                                   (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     1,832,516

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     1,832,516

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,156,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.9%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No.   024490104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [_]
                                                                   (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     1,832,516

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     1,832,516

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,156,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.9%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No.   024490104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ranjan Tandon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [_]
                                                                   (b) [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     2,156,000

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     2,156,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,156,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   024490104
            ---------------------

Item 1(a).  Name of Issuer:

            American Bank Note Holographics, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            329 Executive Boulevard
            Elmsford, New York 10523
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Libra Advisors, LLC
            Libra Associates, LLC
            Libra Fund, L.P.
            Ranjan Tandon, President of Libra Advisors, LLC and Managing
            Member of Libra Associates, LLC
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            909 Third Avenue
            29th Floor
            New York, New York 10022
            --------------------------------------------------------------------

      (c).  Citizenship:

            Libra Advisors, LLC - New York limited liability company
            Libra Associates, LLC - Delaware limited liability company
            Libra Fund, L.P. - Delaware limited partnership
            Ranjan Tandon - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.01
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            024490104
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            1,832,516 shares deemed beneficially owned by Libra Associates, LLC; 1,832,516 shares deemed beneficially owned by Libra Fund, L.P.; 2,156,000 shares deemed beneficially owned by Libra Advisors, LLC; 2,156,000 shares deemed beneficially owned by Ranjan Tandon.
            --------------------------------------------------------------------

     (b)    Percent of class:

            9.9% deemed beneficially owned by Libra Associates, LLC;
            9.9% deemed beneficially owned by Libra Fund, L.P.;
            11.7% deemed beneficially owned by Libra Advisors, LLC;
            11.7% deemed beneficially owned by Ranjan Tandon.
            --------------------------------------------------------------------

     (c)    Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                                Libra Associates, LLC:              0
                                Libra Fund, L.P.:                   0
                                Libra Advisors, LLC:                0
                                Ranjan Tandon:                      0

          (ii)  Shared power to vote or to direct the vote

                                Libra Associates, LLC:      1,832,516
                                Libra Fund, L.P.:           1,832,516
                                Libra Advisors, LLC:        2,156,000
                                Ranjan Tandon:              2,156,000

          (iii) Sole power to dispose or to direct the disposition of

                                Libra Associates, LLC:              0
                                Libra Fund, L.P.:                   0
                                Libra Advisors, LLC:                0
                                Ranjan Tandon:                      0

          (iv)  Shared power to dispose or to direct the disposition of

                                Libra Associates, LLC:      1,832,516
                                Libra Fund, L.P.:           1,832,516
                                Libra Advisors, LLC:        2,156,000
                                Ranjan Tandon:              2,156,000

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            The shares reported herein are held in the accounts of two private investment funds (the "Funds"), including Libra Fund, L.P., the investments of which are managed by Libra Advisors, LLC and/or Libra Associates, LLC, each of which Ranjan Tandon is the managing member. Libra Fund, L.P. is the only one of the Funds which beneficially owns more than five percent of the shares reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification  and  Classification  of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  LIBRA ADVISORS, LLC***

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  President
                                                  Date:   February 11, 2005

                                                  LIBRA ASSOCIATES, LLC***

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  Managing Member
                                                  Date:   February 11, 2005

                                                  LIBRA FUND, L.P.***

                                                  By: LIBRA ASSOCIATES, LLC
                                                      General Partner

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  Managing Member
                                                  Date:   February 11, 2005

                                                  RANJAN TANDON***

                                                  /s/    Ranjan Tandon
                                                  -------------------------
                                                  Name:  Ranjan Tandon
                                                  Date:  February 11, 2005


*** The Reporting Persons specifically disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                  AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 11, 2005 relating to the Common Stock, par value $0.01, of American Bank Note Holographics, Inc. shall be filed on behalf of the undersigned.


                                                  LIBRA ADVISORS, LLC***

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  President
                                                  Date:   February 11, 2005

                                                  LIBRA ASSOCIATES, LLC***

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  Managing Member
                                                  Date:   February 11, 2005

                                                  LIBRA FUND, L.P.***

                                                  By: LIBRA ASSOCIATES, LLC
                                                      General Partner

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:   Ranjan Tandon
                                                  Title:  Managing Member
                                                  Date:   February 11, 2005

                                                  RANJAN TANDON***

                                                  /s/    Ranjan Tandon
                                                  -------------------------
                                                  Name:  Ranjan Tandon
                                                  Date:  February 11, 2005


03784.0001 #547256